Pricing supplement no. 3                             Filing under Rule 424(b)(3)
dated March 21, 2002                                 Registration No. 333-55366

(To prospectus dated February 27, 2001)


                                  $108,000,000
                          NORTHWEST NATURAL GAS COMPANY
                       SECURED MEDIUM-TERM NOTES, SERIES B
                       (A SERIES OF FIRST MORTGAGE BONDS)
                                       AND
                      UNSECURED MEDIUM-TERM NOTES, SERIES B
               Due from Nine Months to 30 Years from Date of Issue


CUSIP No.:  66765R  BN 5                                    Selling Agent(s): Merrill Lynch & Co.  X
                                                                                                  ---
                                                                              UBS Warburg LLC  X
                                                                                              ---
Secured  X     Unsecured                                                      Banc One Capital Markets, Inc.  X
        ---              ---                                                                                 ---
                                                                              U.S. Bancorp Piper Jaffray Inc.  X
                                                                                                              ---
Principal amount ($): $40,000,000                           Stated interest rate (%):  7.13%

Issue price (%): 100.000%                                   Maturity date:  March 26, 2012

Selling Agent's commission (%):  .625%                      Original issue date:  March 26, 2002

Proceeds to Company (%): 99.375%                            Interest payment dates: June 1 and December 1,
                                                            commencing June 1, 2002
Repayable at the option of holder:  Yes      No  X
                                        ---     ---
   Repayment Date:  Not Applicable                          Regular record dates: May 15 and November 15

   Repayment Price:  Not Applicable                         Redeemable:  Yes      No   X
                                                                             ---      ---
   Election Period:  Not Applicable                           In whole
                                                                       ---
                                                              In whole or in part
                                                                                  ---

Other Terms:  Not Applicable                                Initial redemption date:  Not Applicable

                                                            Initial redemption price:  Not Applicable

                                                            Reduction Percentage:  Not Applicable

                                                            Redemption limitation date:  Not Applicable
         Agency Transaction        |X|*
                  or
         Principal Transaction     |_|*

         Name of Principal(s):     Not Applicable


*If the Agency Transaction box is checked, the notes are being offered directly by Northwest Natural Gas Company through any Agent, acting as agent for Northwest Natural Gas Company. If the Principal Transaction box is checked, however, the notes have been sold to the Agent(s), as principal, for resale to purchasers upon terms described in the prospectus, dated February 27, 2001 and this pricing supplement. If the Principal Transaction box is checked, the notes are being offered by the Agent(s), as principal, at a price to the public set forth above under "Issue price (%)"; the notes were purchased by the Agent(s), as principal, from Northwest Natural Gas Company at the price set forth above under "Proceeds to Company (%)"; and the Agent(s) received a fee equal to the difference, which is set forth above under "Selling Agent's commission (%)" as a percentage of the principal amount of the notes.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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